Exhibit 99.1

Spherix to Partner with World Famous Rockstar Consortium

TYSONS CORNER, VA—( July 17, 2013) -  Spherix Incorporated (NASDAQ: SPEX) -- an intellectual property development company, today announced it has entered into a definitive agreement with Rockstar Consortium, the owner of the world famous Nortel Networks patent portfolio of over 4,000 patents, to acquire a suite of patents.

Through the Rockstar Consortium transaction, Spherix will substantially increase its intellectual property portfolio and be positioned to enhance its opportunities for revenue generation through the monetization of these assets.

“We are very excited to partner with Rockstar.  Spherix’s acquisition is even more significant because in addition to this suite of patents Rockstar has agreed to become a shareholder of Spherix.” said Harvey Kesner, Spherix CEO.  Mr. Kesner continued, “We expect to bring our first action against known infringers within 30-60 days.”

The terms of the transaction were not disclosed.

About Rockstar

Rockstar Consortium was launched in 2011 as an intellectual property (IP) licensing company. Based on Nortel Networks’ groundbreaking innovation engine, Rockstar manages a highly valued patent portfolio relevant to virtually all telecom and high tech services and devices.  Rockstar is deeply committed to advancing innovation worldwide through its patent licensing program.  To learn more about Rockstar please visit www.ip-rockstar.com.

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company.  Spherix presently offers a diversified commercialization platform for protected technologies. The company continues to work on life sciences and drug development and presently is exploring opportunities in nutritional supplement products relying on its D-Tagatose natural sweetener as a GRAS ingredient.  Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Through its recently announced acquisition of several hundred patents issued to Harris Corporation Spherix intends to expand its activities in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality, and cellular.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations

Phone: (703) 992-9325

Email: info@spherix.com